Exhibit 99.1

Accelerate Diagnostics Announces Preliminary Fourth Quarter and Full-Year 2020 Financial Results

TUCSON, Ariz., January 12, 2021 -- Accelerate Diagnostics, Inc. (Nasdaq: AXDX) today announced preliminary financial results for the fourth quarter and full year ending December 31, 2020. Highlights for the fourth quarter and full-year 2020 are presented below.

2020 Fourth Quarter and Full-Year Financial Highlights

▪	Added 45 live instruments in the fourth quarter, resulting in a year-end total of 268 revenue-generating instruments in the U.S.

▪	Contracted 21 instruments with new customers in the fourth quarter, resulting in year-end backlog exceeding 125 Pheno instruments pending go-live in the U.S.

▪	Total revenue for the fourth quarter of 2020 is expected to be approximately $3.1 million, compared to $3.5 million in the fourth quarter of 2019. For full-year 2020, total revenue is expected to be $11.2 million, compared to $9.3 million in 2019.

▪	Gross margin is expected to be approximately 40% for full-year 2020.

▪	Net cash used is expected to be approximately $41 million for full-year 2020, resulting in an expected cash balance of approximately $100 million, inclusive of the recently contracted $32M financing.

"We were pleased with the improvement in our go-live execution over the course of the year, which drove a material increase in our live instruments in the fourth quarter and contributed to a 63% increase in our revenue-generating installed base in 2020,” commented Jack Phillips, Chief Executive Officer of Accelerate Diagnostics, Inc. “While improving, the environment for new instrument placements continued to be challenged during the quarter due to pandemic-related factors such as limited salesforce access to potential customer sites and hospital decision-makers’ focus on COVID-19 testing. In 2021, we look forward to continuing to optimize our sales and implementation execution, an improving end-market environment, and exciting new product launches to accelerate our rate of new customer adoption.”

Preliminary results are based on initial analyses of operations for the fourth quarter 2020 and are subject to further review by the company and its external auditors. Full audited financial results for the fourth quarter and full-year 2020 will be filed in late February on Form 10-K through the Securities and Exchange Commission's (SEC) website at http://www.sec.gov. Investors are cautioned not to place undue reliance on these preliminary and unaudited estimates in the event of material changes.

Management will present at the 39th Annual J.P. Morgan Healthcare Conference through a virtual format on Wednesday, January 13 at 7:00 a.m. Pacific Standard Time. A live webcast of the presentation may be accessed at the company's website at http://ir.axdx.com.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1-2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as, among others, our estimates of the fourth quarter and further 2020 financial results, our expectation of closing our contracted $32.0 million in private financing, and Mr. Phillips statement that in 2021 we expect further sales and implementation optimization, improving COVID-19 pandemic conditions, and new product launches will accelerate our rate of new customer adoption. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned "Risk Factors" in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 27, 2020, and in any other reports that the company files with the Securities and Exchange Commission. The company's forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

###

For further information: Investor Inquiries & Media Contact: Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com

Source: Accelerate Diagnostics Inc.

2